Reliance Real Estate Trust, LLC 1/A

Exhibit 6.2

THE MEMBERSHIP INTERESTS ISSUED PURSUANT TO THIS LIMITED LIABILITY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES OR “BLUE SKY” LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH MEMBERSHIP INTERESTS ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

RELIANCE PROPERTY GROUP, LLC

This limited liability company agreement (this “Agreement”) of Reliance Property Group, LLC, a Delaware limited liability company (the “Company”), is hereby executed and delivered as of December 14, 2017 (the “Effective Date”) by and among Reliance Real Estate Trust, LLC, a Delaware limited liability company (the “REIT Member” or “the “REIT Managing Member”), and Reliance Joint Venture, LLC, a Delaware limited liability company (the “Reliance Member” or the “Reliance Managing Member,” and together with the REIT Member, the “Managing Members”).

RECITALS

A.          The Company was originally formed on September 6th, 2016 upon the filing of a certificate of formation with the Department of State of the Commonwealth of Delaware.

B.          As of the Effective Date, the Company owns, either directly or indirectly, 100% of the ownership interests of 18 special purpose entities (together with any intermediate holding companies, the “Property Subsidiaries”) that collectively own a 15 property multi-family portfolio comprised of 1,143 apartment units located in Ohio, Kentucky, Indiana, Michigan and Georgia (the “Portfolio”).

C.          As of the Effective Date, the REIT Member will own a 48.99% interest in the Company. The Reliance Member will own a 51.01% interest in the Company.

D.          Any Limited Liability Company Operating Agreement of the Company entered into prior to the date set forth above (the “Prior Agreement”) is hereby amended and restated to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

DEFINED TERMS

“Act” means the Delaware Revised Uniform Limited Company Act (6 Del. C. § 17-101 et seq.), as it may be amended from time to time, and any successor to such statute.

“Actions” has the meaning set forth in Section 6.03 hereof.

“Additional Funds” has the meaning set forth in Section 3.04(a) hereof.

“Additional Member” means a Person who is admitted to the Company as Member pursuant to Section 3.03 hereof and who is shown as such on the books and records of the Company.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year (a) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Company Year.

“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling or controlled by or under common control with such Person, (b) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (c) any Person of which such Person owns or controls fifty percent (50%) or more of the voting interests or (d) any officer, director, general partner or trustee of any Person referred to in clauses (a), (b), and (c) above with the ability to control such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Limited Liability Company Agreement as it may be further amended, supplemented or restated from time to time.

“Approval Matters” has the meaning set in Section 6.01 hereof.

“Assignee” means a Person to whom one or more Membership Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Member, and who has the rights set forth in Section 9.05 hereof.

“Available Cash” means, with respect to any period for which such calculation is being made, the amount of cash available for distribution by the Company as determined in a manner consistent with the then approved annual operating budget or as otherwise determined by the agreement of both the Reliance Managing Member and the REIT Managing Member.

“Capital Account” means, with respect to any Member, the Capital Account maintained by the REIT Managing Member for such Member on the Company’s books and records in accordance with the following provisions:

(a)       To each Member’s Capital Account, there shall be added such Member’s Capital Contributions, such Member’s distributive share of the Company’s net income and any items in the nature of income or gain that are specially allocated pursuant to Section 5.03 hereof, and the principal amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

(b)       From each Member’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of net losses of the Company and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.03 hereof, and the principal amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c)       In the event any interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

(d)       In determining the principal amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)       The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the REIT Managing Member shall determine that it is required to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the REIT Managing Member may make such modification provided, that such modification will not have any effect on the amounts distributable to any Member without such Member’s Consent. The REIT Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

“Capital Account Deficit” has the meaning set forth in Section 10.02 hereof.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Contributed Property (net of any liabilities assumed by the Company relating to such Contributed Property and any liability to which such Contributed Property is subject) that such Member contributes to the Company or is deemed to contribute pursuant to Section 3.04 hereof.

“Capital Event” means the amount of cash generated from extraordinary operating events including the sale or recapitalization of a Property, the Portfolio, or the Company.

“Cash Flow from Operations” means the amount of cash generated from the regular business activities of the Portfolio.

“Certificate of Formation” means the Certificate of Formation of the Company as filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms of the Delaware LLC Act.

“Change of Control” means if a Person (other than a Permitted Holder) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company” has the meaning set forth in the preamble.

“Contributed Property” means each item of Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company (or deemed contributed by the Company to a “new” partnership pursuant to Code Section 708).

“Company Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Company Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Company Record Date” means a record date established for the distribution of Available Cash pursuant to Section 4.01 hereof, which record date, unless otherwise determined by the REIT Managing Member and the Reliance Managing Member, shall be the same as the record date established by the Company for a distribution to shareholders of the REIT Member.

“Company Year” means the fiscal year of the Company and the Company’s taxable year for federal income tax purposes, each of which shall be the calendar year unless otherwise required under the Code.

“Debt” means, as to any Person, as of any date of determination, (b) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (d) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated form time to time, and any successor to such statute.

“Depreciation” means, for each Company Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the REIT Managing Member and the Reliance Managing Member.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Family Member” means any parent, spouse, parent of a spouse, child, spouse of a child, sibling, or spouse of a sibling, and any child of any of the foregoing.

“Gross Asset Value” means, in respect to the assets if the Company, the assets adjusted tax basis for federal income tax purposes.

“Holder” means either (a) a Member or (b) an Assignee, owning a Membership Unit, that is treated as a member of the Company for federal income tax purposes.

“Identified Person” has the meaning set forth in Section 6.02 hereof.

“Incapacity” or “Incapacitated” means, (a) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation, a limited liability company or a series of a limited liability company, the filing of a certificate of dissolution, or its equivalent, or the revocation of the corporation’s charter, or the termination and commencement of winding up of the series; (c) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when (i) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) the Member is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member, (iii) the Member executes and delivers a general assignment for the benefit of the Member’s creditors, (iv) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature described in clause (ii) above, (v) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties, (vi) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (vii) the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (viii) an appointment referred to in clause (vii) above is not vacated within 90 days after the expiration of any such stay.

“Indemnitee” means (a) any Person made a party to a proceeding by reason of its status as (i) a Managing Member, the Company or any successor thereto, (ii) a director of the Company, the Managing Member, a member of a Managing Member or an officer or manager of the Company, a Managing Member, the Company or a Property Subsidiary thereof, (iii) a Member or Holder, or (iv) a director, officer, manager, member or Property Subsidiary of a Member or Holder, and (b) such other Persons (including Affiliates of the Managing Members, the Company or the Company) as the REIT Managing Member and the Reliance Managing Member may designate from time to time (whether before or after the event giving rise to potential liability), in their sole and absolute discretion.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Membership Interest” means an ownership interest in the Company held by a Member and includes any and all benefits to which the holder of such a Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Membership Interest may be expressed as a number of Membership Units or Percentage Interest.

“Membership Unit” shall mean a fractional share of the Membership Interests that the Managing Members may authorize pursuant to Sections 3.01, 3.02, 3.03 or 3.04 hereof.

“Permitted Transferee” of a Member means (a) any Family Member or Affiliate of such Member, (b) any trusts formed for the benefit of such Member and/or the Family Members of such Member, (c) any partnership, limited liability company, corporation or entity the interests in which are held, directly or indirectly, by persons described in clauses (a) and (b) above, or (d) a Person that is a Member of the Company; provided, however, that any such transferee is an accredited investor (within the meaning of Regulation D under the Securities Act).

“Percentage Interest” means, as to a Member holding a class or series of Membership Interests, its interest in such class or series as determined either by (a) in the case where the Company has only class of ownership, the percentage of the Company owned as stated in this Agreement or as otherwise agreed to by the Managing Members, or (b) in the case where the Company has multiple classes of ownership, dividing the Membership Units of such class or series owned by such Member by the total number of Membership Units of such class then outstanding.

“Person” means an individual or a corporation, partnership (general or limited), trust, estate, custodian, nominee, unincorporated organization, association, limited liability company (or a series thereof) or any other individual or entity in its own or any representative capacity.

“Properties” means any assets and property of the Company such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Company may hold from time to time and “Property” shall mean any one such asset or property.

“Recourse Liabilities” means the amount of liabilities owed by the Company (other than Nonrecourse Liabilities and liabilities to which Member Nonrecourse Deductions are attributable in accordance with Section 1.704-(2)(i) of the Regulations).

“Regulations” means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust qualifying under Code Section 856.

“REIT Managing Member” has the meaning set forth in the preamble.

“REIT Managing Member Interest” means the Membership Interest held by the REIT Managing Member. A REIT Managing Member Interest may be expressed as a number of Membership Units.

“REIT Payment” has the meaning set forth in Section 11.11 hereof.

“REIT Requirements” means the requirements set forth in the Code and Regulations for the REIT remember to qualify as a real estate investment trust.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Substituted Member” means a Person who is admitted as a substituted Member to the Company pursuant to Section 9.04 hereof.

“Transfer,” when used with respect to a Membership Unit, or all or any portion of a Membership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law.

ARTICLE I

ORGANIZATIONAL MATTERS

Section 1.01. Organization. The Company is a limited liability company organized pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Membership Interests of each Member shall be personal property for all purposes.

Section 1.02. Name. The name of the Company is Reliance Property Group, LLC. The Company’s business may be conducted under any other name or names deemed advisable by the Reliance Managing Member, or any Affiliate thereof. The words “Limited Liability Company,” “LLC”, “L.L.C.” or similar words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.

Section 1.03. Registered Office and Agent; Principal Office. The address of the registered office of the Company in the State of Delaware is located at 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office is Corporation Services Company. The principal office of the Company is located at 40 Wall Street, 60th Floor, New York, NY 10005, or such other place as the Reliance Managing Member may from time to time designate by notice to the other Members.

Section 1.04. Term. The term of the Company commenced on September 6th, 2016 and shall continue perpetually, unless it is dissolved pursuant to the provisions of Article X hereof or as otherwise provided by law.

ARTICLE II

PURPOSE

Section 2.01. Purpose and Business. The sole and limited purpose and nature of the Company is to, through the Property Subsidiaries, own, hold, manage, lease, operate, finance, improve, sell, transfer and assign the Portfolio other properties through the Property Subsidiaries or other Subsidiaries; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit the REIT Member, at all times to qualify as a REIT unless the REIT Member, in accordance with the LLC Agreement, in its sole discretion has chosen to cease to qualify as a REIT or has chosen not to attempt to qualify as a REIT for any reason or for reasons whether or not related to the business conducted by the Company. Without limiting the REIT Member’s right in its sole discretion to cease qualifying as a REIT, the Members acknowledge that the qualification of the REIT Member as a REIT inures to the benefit of all Members and not solely to the REIT Member or its Affiliates. In connection with the foregoing, the Company shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue and guarantee evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien in connection with its business described above in this Section 2.01.

Section 2.02. Powers.

(a)          The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company.

(b)          The Company may contribute from time to time Company capital to one or more newly formed entities solely in exchange for equity interests therein (or in a wholly owned subsidiary entity thereof).

Section 2.03. Company Only for Company Purposes Specified. This Agreement shall not be deemed to create a company, venture or partnership between or among the Members with respect to any activities whatsoever other than the activities within the purposes of the Company as specified in Section 2.01 hereof. Except as otherwise provided in this Agreement, no Member shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Member, and the Company shall not be responsible or liable for any indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.01. Capital Contributions of the Members.

(a)          Capital Contributions. Each of the Managing Members has made a Capital Contribution to the Company and owns Membership Interests in the amount and designation set forth in the Recitals above, as such may be adjusted from time to time to the extent necessary to reflect accurately sales, exchanges, conversions or other Transfers, redemptions, Capital Contributions, the issuance of additional Membership Units, or similar events having an effect on a Member’s ownership of its Membership Interests. Except as provided by law or in Section 3.03, 3.04, or 9.07, Members shall have no obligation or right to make any additional Capital Contributions or loans to the Company.

Section 3.02. Classes of Membership Units. From and after the date of this Agreement, subject to Section 3.03(a) below, the Company shall have one class of ownership as measured by each Member’s respective Membership Interests. At the election of the Managing Members, the Company may measure and record each Member’s respective Membership Interests by “Membership Units,” and such Membership Units may be issued to Members in exchange for any Capital Contributions by such Members and/or the provision of services by such Members; provided, that any Membership Unit that is not specifically designated by the Managing Members as being of a particular class shall be deemed to be a common Membership Unit.

Section 3.03. Issuances of Additional Membership Interests.

(a)          General. The Company may, subject to approval by the Managing Members and the terms of this Agreement, issue additional Membership Units or other membership rights, including any new class or series of Units, on terms, including relative rights and preferences, established by the Managing Members, and amend this Agreement as the Company shall deem necessary or appropriate in connection with the authorization and issuance of such additional Units.

(b)          No Preemptive Rights. No Person, including, without limitation, any Member or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Membership Interest.

Section 3.04. Additional Funds and Capital Contributions.

(a)          General. The Managing Members may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the redemption of Membership Units, or for the conduct of the business and affairs of the Company, as reasonably determined by the Managing Members. Additional Funds may be obtained by the Company, at the election of the Managing Members, in any manner provided in, and in accordance with, the terms of this Section 3.04 without the approval of any other Member.

(b)          Additional Capital Contributions. The Managing Members, on behalf of the Company, may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. In connection with any such Capital Contribution (of cash or property), the Managing Members are hereby authorized to cause the Company from time to time to issue additional Membership Units (as set forth in Section 3.03 above) in consideration therefor and the Percentage Interests of the Members shall be adjusted to reflect the issuance of such additional Membership Units.

(c)          Loans by Third Parties. Subject in all events to the provisions of [Section 7.01(a)(iv]) hereof, the Managing Members, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt to any Person upon such terms as the Managing Members determine appropriate, including making such Debt convertible, redeemable or exchangeable for Membership Units; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

(d)          Managing Member Loans. Subject in all events to the provisions of Section 7.01(a)(iv) hereof, the Managing Members, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt with the Managing Members (a “Managing Member Loan”), if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as any debt incurred by or on behalf of the Managing Members, the net proceeds of which are loaned to the Company to provide such Additional Funds or (ii) such Debt is on terms and conditions no less favorable to the Company than would be available to the Company from any third party; provided, however, that the Company shall not incur any such Debt if (A) a breach, violation or default of such Debt would be deemed to occur by virtue of the Transfer by any Member of any Membership Interest or (B) such Debt is recourse to any Member (unless the Member otherwise agrees).

ARTICLE IV

DISTRIBUTIONS

Section 4.01. Requirement and Characterization of Distributions. Subject to the terms of any designation by the Managing Members of Membership Units issued pursuant to this Agreement, the Company shall distribute at least monthly all or such portion of amounts, at such times, as shall be determined in a manner consistent with the then approved annual operating budget, of Available Cash generated by the Company during such month to the Holders of Membership Units on the Company Record Date with respect to such month.

Section 4.02. Distribution Waterfall. With respect to Cash Flow from Operations and Capital Events, the Company shall make distributions to the Members pro-rata in proportion to the relative number of those Membership Units on the Company Record Date, subject to the terms of any designation by the Managing Members of Membership Units issued pursuant to this Agreement.

Section 4.03. REIT Distribution Requirements. Notwithstanding anything herein to the contrary, the Managing Members shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the REIT Member’s qualification as a REIT, to cause the Company to distribute sufficient amounts to enable the Company to pay REIT Member’s distributions that will (i) satisfy the requirements for the REIT Member’s qualification as a REIT under the REIT Requirements and (ii) except to the extent otherwise determined by the REIT Managing Member, in its sole and absolute discretion, avoid any federal income or excise tax liability of the REIT Member.

ARTICLE V

ALLOCATIONS

Section 5.01. Timing and Amount of Allocations of Net Income and Net Loss. Net income and net loss of the Company shall be determined and allocated with respect to each Company Year of the Company as of the end of each such year.

Section 5.02. Allocations.

(a)           Allocations of Net Income and Net Loss.

(i)            Net Income. Except as otherwise provided herein, net income of the Company for any Company Year or other applicable period shall be allocated in the following order and priority:

(A)             First, to the Members holding Membership Units to the extent the cumulative net loss allocated to such holders pursuant to subparagraph (ii)(B) below exceeds the cumulative net income allocated to such holders pursuant to this subparagraph (i)(A) (and, among such holders, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is made);

(B)          Second, to the holders of Membership Units to the extent they have received distributions pursuant to Section 4.02.

(ii)           Net Loss. Except as otherwise provided herein, net loss of the Company for any Company Year or other applicable period shall be allocated in the following order and priority:

(A)         First, to each holder of Membership Units in proportion to and to the extent of the amount by which the cumulative net income of the Company allocated to such Member pursuant to subparagraph (i)(B) above exceeds, on a cumulative basis, the sum of (1) distributions with respect to such holder’s Membership Units pursuant to Section 4.02 and (2) net loss of the Company allocated to such Member pursuant to this subparagraph (ii)(A);

(B)          Thereafter, to the Members holding Membership Units, pro rata in proportion to the relative number of Membership Units held by such Members as of such date.

Section 5.03. Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article V:

(a)          Regulatory Allocations.1

(i)            Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 5.02 hereof, or any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Company Year, each Holder shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(a)(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)           Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.03(a)(i) hereof, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Members and other Holders pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(a)(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

1 All capitalized terms in this Section 5.03 that are not otherwise defined in this Agreement shall have the meaning set forth for each such terms in Regulations Section 1.704 2.

(iii)           Nonrecourse Deductions and Member Nonrecourse Deductions. Any Nonrecourse Deductions for any Company Year shall be specially allocated to the Holders of Membership Units in accordance with their Membership Units. Any Member Nonrecourse Deductions for any Company Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(iv)          Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible. It is intended that this Section 5.03(a)(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v)           Gross Income Allocation. In the event that any Holder has an Adjusted Capital Account Deficit at the end of any Company Year, each such Holder shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible.

(vi)          Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their Membership Units in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii)         Curative Allocations. The allocations set forth in Sections 5.03(a)(i), (ii), (iii), (iv), (v), and (vi) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.01 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Membership Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Membership Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b)          Allocation of Excess Nonrecourse Liabilities. The Company shall allocate “nonrecourse liabilities” (within the meaning of Regulations Section 1.752-1(a)(2)) of the Company that are secured by multiple Properties under any reasonable method chosen by the REIT Managing Member and the Reliance Managing Member in accordance with Regulations Section 1.752-3(a)(3) and (b). The Company shall allocate “excess nonrecourse liabilities” of the Company under a method approved under Regulations Section 1.752-3(a)(3) as chosen by the REIT Managing Member and the Reliance Managing Member.

Section 5.04. Tax Allocations.

(a)          In General. Except as otherwise provided in this Section 5.04, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders of Membership Units in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.02 and 5.03 hereof.

(b)          Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 6.04(a) hereof, Tax Items with respect to Property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Holders of Membership Units for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the REIT Managing Member and the Reliance Managing Member or as otherwise agreed by the REIT Managing Member, the Reliance Managing Member and such contributing partner; provided that the Reliance Managing Member shall be entitled to designate the Code Section 704(c) method applicable to the Portfolio. In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value”, subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations or under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the REIT Managing Member and the Reliance Managing Member.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 6.01. Management

(a)          Management.

(i)            Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company are and shall be exclusively vested in the Managing Members as described in this Agreement, and no other Member shall have any right to participate in or exercise control or management power over the business and affairs of the Company; provided that the Managing Members shall not cause the Company or any of the Property Subsidiaries to take any action (or fail to take any required action) that could adversely affect the ability of the REIT Member to qualify as a REIT or that could subject the REIT Member to incur any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision of the Code (so long as the REIT Member desires to maintain its qualification as a REIT).

(ii)           The REIT Managing Member and the Reliance Managing Member hereby agree that other than day-to-day management of the Portfolio, which will be performed by Efficient Property Management Inc., the Company’s “Property Manager,” the Reliance Managing Member shall have the sole power and authority to manage the day to day business, general affairs and operations of the Company, the Property Subsidiaries and the Portfolio, subject to the Approval Matters described below and such matters that are expressly delegated to the authority of the REIT Managing Member hereunder.

(iii)          Other than in connection with any Approval Matters, the Reliance Managing Member shall have the responsibility and sole authority to:

(A)         operate and act on behalf of the Company, the Poprerty Subsidiaries and the Portfolio, on a day-to-day basis;

(B)          generally, singularly manage and control (and make determinations of the Company with respect to) the management of the Portfolio in accordance with the business plan and the then approved annual operating budget of the Company (it being agreed that such responsibility and authority includes managing and addressing “emergency circumstances” (e.g., imminent risk of personal injury to occupants or material damage to the Portfolio, which circumstances shall not be contemplated by the business plan or approved annual operating budget));

(C)          monitor and manage the capital of the Company, provide reports, advice and recommendations to the REIT Managing Member regarding financing needs and options;

(D)         develop and recommend strategy with respect to the marketing and leasing of the Portfolio to tenants to be reflected in the business plan and the then approved annual operating budget, including the development of leasing guidelines to be implemented in connection with the marketing and leasing program for the Portfolio; and

(E)          evaluate, develop, and recommend whether and what capital expenditures, renovation, or redevelopment of the Portfolio is desired for the Company.

(iv)          Notwithstanding the foregoing, the Reliance Managing Member shall not be authorized to, and shall not cause the Company to, take any action (including by preventing the Company from taking any action and thus causing the Company to engage in an omission) described below (the “Approval Matters”) without the joint written consent of the REIT Managing Member:

(A)         Incur indebtedness (other than trade payables incurred in the ordinary course operation of the business and affairs of the Company and its subsidiaries); provided that the Reliance Member will be authorized to unilaterally cause the Property Subsidiaries and its subsidiaries to enter into a refinancing transaction on commercially reasonable terms for the loan that currently encumbers the Portfolio in the event that a material claim or liability has arisen for either of the existing guarantors of such loan under their guarantees and the Property Subsidiary has not reserved an amount to fully reimburse such claim or liability;

(B)          Entering into, amending, modifying, extending or terminating any agreement, or otherwise engaging in any transaction between the Company or a Property Subsidiary , on the one hand, and any Affiliate or controlling person of either Managing Member;

(C)          Amendment of this Agreement;

(D)         The commitment by the Company or the Property Subsidiaries, as lender, to make or accept, or the making or acceptance by the Company or the Property Subsidiaries as lender of, any loan, and any material modification or amendment thereof or material waiver of any rights thereunder;

(E)          Issuing guaranties on behalf of the Company or any subsidiary of the Company of obligations of any other Person or entity;

(F)          Approval of the annual operating budget and any material changes thereto (including the amount of Available Cash and any reserves contemplated thereby); provided that in the event that the Reliance Managing Member and the REIT Managing Member do not jointly approve an annual operating budget by January 1 of a calendar year, then the most recently approved annual operating budget shall apply with deemed increases or decreases (x) for non-elective items in third-party required costs (such as real estate taxes, insurance, utilities, debt service and amounts payable under a lease or other binding contract), and (y) of five percent (5%) for any line items not otherwise adjusted under clause (x) above;

(G)          Incurring or permitting or causing the Company or any subsidiary of the Company to incur any expenditure or taking or permitting or causing the Company or any subsidiary of the Company to take any action which is inconsistent with the then approved annual operating budget; provided that the Reliance Managing Member may cause the Company to incur expenses in excess of the approved annual operating budget so long as no budgeted expense line is exceeded by more than ten percent (10)% in any given year, and the total budgeted expense amount is not exceeded by more than five percent (5)% in any given year; provided that such limitation shall not apply to amounts necessary to pay non-discretionary third party costs (such as real estate taxes, insurance, utilities, debt service and amounts payable under a lease or other binding contract);

(H)         Instituting, prosecuting, defending or settling any legal, arbitration or administrative actions or proceedings on behalf of the Company, or any subsidiary of the Company with an amount at issue or risk in excess of $250,000 in the aggregate (excluding claims arising in the ordinary course of business which are fully covered by insurance policies maintained by or on behalf of the Company or any subsidiary of the Company);

(I)           Taking or causing the Company or a subsidiary of the Company to take any action in order to enforce the rights of the Company or a subsidiary of the Company as (a) landlord under any lease, or (b) seller under any binding agreement of sale for all or any portion of the Portfolio or any direct or indirect interest therein;

(J)           Settling any lawsuit or proceeding if the settlement requires a payment in excess of $250,000 or requires an admission of liability on the part of the Company or a subsidiary of the Company;

(K)         Approving or disapproving or causing or permitting a subsidiary of the Company to approve or disapprove a creditors’ plan or any bankruptcy or similar proceeding involving any tenant under a lease or any guarantor of a tenant’s obligations under a lease;

(L)          Initiating, joining in, acquiescing in, or consenting to any change in any material private restrictive covenant, zoning law or other public or private restriction, relating to the Portfolio or cause or permit a subsidiary of the Company to do any of the foregoing;

(M)        Approving any easement agreements, restrictive covenants or any encumbrances or servitudes to be put on record or affecting the title of the Portfolio;

(N)         Approval of any material or non-ordinary course matters relating to compliance with environmental laws, or regarding any environmental or ecological matter relating to the Portfolio, including selection of consultants in regard thereto and adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials;

(O)         Any merger or consolidation of the Company with or into any other entity or Person;

(P)          The filing of any insurance claim or any insurance settlement involving a claim which could reasonably be expected to exceed $250,000;

(Q)         Causing the formation of any corporation or other subsidiary entity owned or controlled by the Company;

(R)         Making any significant accounting decision for the Company which adversely affects a Member;

(S)          Designating banks or trust companies (other than those expressly required by the documents relating to the Portfolio) for the deposit and disbursement of all funds related to the Company and making any decisions with respect to the maintenance of such funds;

(T)          Refraining from making distributions of all then Available Cash on a quarterly basis, or creating reserves in excess of the amounts set forth in the then approved annual operating budget;

(U)         Change the name of the Company;

(V)          Taking any action on behalf of a subsidiary of the Company, or approving or consenting to any action or decision of any subsidiary of the Company, which in either case would be an Approval Matter if such action or decision were made or taken by, or with respect to, the Company or the Property Subsidiaries;

(W)        Making material tax elections or decisions on behalf of the Company or any of its subsidiaries.

Section 6.02. Outside Activities of Certain Affiliates of the Managing Members. Without limiting the other powers granted to the Managing Members under this Agreement, but subject to any other agreements entered into by an “Identified Person” or its Affiliates, the officers, directors, employees, agents, managers, Affiliates and members of each Managing Member (each, an “Identified Person” and, collectively, the “Identified Persons”) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company or that provide services or assistance to Persons that are in direct or indirect competition with the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of the REIT Managing Member’s Identified Persons or the Reliance Managing Member’s Identified Persons. None of the Identified Persons shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (b) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its Members or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity (which, for purposes of this Section 6.02, includes any investment or business opportunity or potential transaction or matter, including without limitation those that might be the same as or similar to the Company’s or its Affiliates’ business or activities) which may be a corporate opportunity for the Company or any of its Affiliates. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its Members or interest holders or to any Affiliate of the Company for breach of any fiduciary duty as a equity holder, general partner or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person. For the avoidance of doubt, the REIT Managing Member is not an “Identified Person” and the REIT Managing Member shall therefore not be afforded the protections of this Section 6.02.

Section 6.03. Indemnification.

(a)          To the fullest extent permitted by applicable law, the Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Company shall not indemnify an Indemnitee (i) for fraud, gross negligence, intentional misconduct, a knowing violation of the law, or a violation of the terms of this Agreement, (ii) for any transaction for which such Indemnitee received an improper personal benefit in violation or breach of any provision of this Agreement, or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any subsidiary of the Company (including, without limitation, any indebtedness which the Company or any subsidiary of the Company has assumed or taken subject to), and the Managing Members are hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 6.03 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 6.03(a). The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 6.03(a) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 6.03 shall be made only out of the assets of the Company and any insurance proceeds from the liability policy covering the Managing Members and any Indemnitees, and none of the REIT Managing Member, the Reliance Managing Member, or any Member shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 6.03.

(b)          To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Company as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Company of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 6.03(b) has been met and (ii) a written undertaking by or on behalf of the Indemnitee (provided that if the Indemnitee is not reasonably determined to be a creditworthy person, then such undertaking shall be secured by an undertaking of a creditworthy Affiliate of such Indemnitee) to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)          The indemnification provided by this Section 6.03 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(d)          The Company shall purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Managing Members shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)          Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Company, the REIT Managing Member, the REIT Member or the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 6.03, unless such liabilities arise as a result of (i) such Indemnitee’s intentional misconduct or knowing violation of the law, (ii) any transaction in which such Indemnitee received a personal benefit in violation or breach of any provision of this Agreement or applicable law, or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.

(f)           In no event may an Indemnitee subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)          An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.03 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)          The provisions of this Section 6.03 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.03 or any provision hereof shall be prospective only and shall not in any way affect the obligations of the Company or the limitations on the Company’s liability to any Indemnitee under this Section 6.03 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)           If and to the extent any payments to the REIT Managing Member pursuant to this Section 6.03 constitute gross income to the REIT Managing Member (as opposed to the repayment of advances made on behalf of the Company) such amounts shall be treated as “guaranteed payments” for the use of capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 6.04. Liability of the Managing Members.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, none of the Managing Members or their members, managers or officers or the Company, the REIT Member, or any of their respective directors, officers or managers shall be liable or accountable in damages or otherwise to the Company, any Members or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the Managing Members, Company, REIT Member, Managing Member or member, manager, director or officer acted in good faith; provided that the foregoing shall not include acts that constitute fraud, gross negligence, intentional misconduct, a knowing violation of the law or a violation of the terms of this Agreement.

(b)          Subject to its obligations and duties as a Managing Member set forth in Section 6.04(a) hereof, a Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the Managing Member). A Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(c)          To the extent that, at law or in equity, a Managing Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or the other Members, the Managing Member shall not be liable to the Company or to any other Member for its good faith reliance on the provisions of this Agreement.

(d)          Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Company by any Member pursuant to any other written instrument, no Member shall have any personal liability whatsoever, to the Company or to the other Member(s), for the debts or liabilities of the Company or the Company’s obligations hereunder, and the full recourse of the other Member(s) shall be limited to the interest of that Member in the Company. To the fullest extent permitted by law, no officer, manager or member of the a Managing Member shall be liable to the Company for money damages except for (i) active and deliberate dishonesty established by a nonappealable final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct, or gross negligence, knowing violation of law or a violation of this Agreement, or pursuant to any such express indemnity, no property or assets of a Managing Member, other than its interest in the Company, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Member(s) and arising out of, or in connection with, this Agreement. To the fullest extent permitted by law, no officer, manager or member of any other Member shall be liable to the Company for money damages. Without limitation of the foregoing, no property or assets of any Member, other than its interest in the Company, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Member(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by a representative of each Managing Member solely as a representative of the same and not in its own individual capacities.

(e)          Any amendment, modification or repeal of this Section 6.04 or any provision hereof shall be prospective only and shall not in any way affect the limitations on a Managing Member’s, and its officers’ and members’, liability to the Company and the Members under this Section 6.04 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.05. Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively with other Members or Persons, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets shall be held in the name of the Company. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 7.01. Records and Accounting.

(a)          Except as set forth in Section 7.01(c), the Reliance Managing Member shall keep or cause to be kept at the principal office of the Company those records and documents required to be maintained by the Act and other books and records deemed by the Managing Members to be appropriate with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided pursuant to this Agreement. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on, or be in the form for, magnetic tape, photographs, micrographics or any other information storage device, provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

(b)          The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the REIT Managing Member and the Reliance Managing Member determine to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Company and the REIT Managing Member and the Reliance Managing Member may operate with integrated or consolidated accounting records, operations and principles. The Company also shall maintain its tax books on the accrual basis.

Section 7.02. Company Year. The Company Year of the Company shall be the calendar year.

ARTICLE VIII

TAX MATTERS

Section 8.01. Preparation of Tax Returns. The Reliance Managing Member shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable effort to furnish, within 90 days of the close of each taxable year, the tax information reasonably required by Members for federal and state income tax reporting purposes; provided that the Reliance Managing Member shall consult with the REIT Managing Member and shall consider in good faith all comments from the REIT Managing Member. The Members shall promptly provide the Reliance Managing Member with such information relating to the Contributed Properties, including tax basis and other relevant information, as may be reasonably requested by the Reliance Managing Member from time to time.

Section 8.02. Tax Elections. Except as otherwise provided herein, the REIT Managing Member and the Reliance Managing Member shall, in their sole and absolute discretion, jointly determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754 and the election to use the “recurring item” method of accounting provided under Code Section 461(h) with respect to property taxes imposed on the Company’s Properties. The REIT Managing Member and the Reliance Managing Member shall have the right to seek to revoke any such election (including, without limitation, any election under Code Sections 461(h) and 754) upon the REIT Managing Member’s and the Reliance Managing Member’s determination in their sole and absolute discretion that such revocation is in the best interests of the Members.

Section 8.03. Tax Matters Member.

(a)          The Reliance Managing Member shall be the “tax matters partner” of the Company for federal income tax purposes; provided that the tax matters partner shall consult with the REIT Managing Member and shall consider in good faith all comments from the REIT Managing Member. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company in addition to any reimbursement pursuant to Section 7.04 hereof. Nothing herein shall be construed to restrict the Company from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

(b)          Unless otherwise provided for elsewhere in this Agreement, the tax matters partner is authorized, but not required:

(i)            to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”);

(ii)           in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;

(iii)          to intervene in any action brought by any other Member for judicial review of a final adjustment;

(iv)          to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v)           to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(vi)          to take any other action on behalf of the Members in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The provisions relating to indemnification of the Managing Members set forth in Section 6.03 hereof shall be fully applicable to the tax matters partner in its capacity as such.

Section 8.04. Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the REIT Managing Member and the Reliance Managing Member determine that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Code Sections 1441, 1442, 1445 or 1446 and Treasury Regulations thereunder. Any amount paid on behalf of or with respect to a Member, in excess of any withheld amounts shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within 15 days after notice from the REIT Managing Member and the Reliance Managing Member that such payment must be made unless (i) the Company withholds such payment from a distribution that would otherwise be made to the Member or (ii) the REIT Managing Member and the Reliance Managing Member determine, in their sole and absolute discretion, that such payment may be satisfied out of the Available Cash of the Company that would, but for such payment, be distributed to the Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 8.04. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 8.04 when due, the REIT Managing Member and the Reliance Managing Member may, in their sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Member shall take such actions as the Company or the REIT Managing Member and the Reliance Managing Member shall request in order to perfect or enforce the security interest created hereunder.

Section 8.05. Organizational Expenses. The Company shall elect to amortize expenses, if any, incurred by it in organizing the Company ratably over a 180-month period as provided in Code Section 709.

ARTICLE IX

TRANSFERS AND WITHDRAWALS

Section 9.01. Transfer.

(a)          No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b)          No Membership Units shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IX. Any Transfer or purported Transfer of Membership Units not made in accordance with this Article IX shall be null and void ab initio unless consented to by the REIT Managing Member in its sole and absolute discretion.

(c)          No Transfer of any Membership Interest may be made to a lender to the Company or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Company whose loan constitutes a Nonrecourse Liability (as defined in the Regulations), without the consent of the REIT Managing Member and the Reliance Managing Member in their sole and absolute discretion; provided, that as a condition to such consent, the lender will be required to enter into an arrangement with the Company and the REIT Managing Member to redeem or exchange for common shares of the REIT Member or any Membership Units in which a security interest is held by such lender concurrently with such time as such lender would be deemed to be a partner in the Company for purposes of allocating liabilities to such lender under Code Section 752.

Section 9.02. Transfer of A Managing Member’s Membership Interest.

(a)          No Transfer of the Membership Interest of the Reliance Managing Member and no Transfer of any ownership interest in any direct or indirect owner of the Reliance Managing Member may be made without the consent of the REIT Managing Member. In addition, the Reliance Managing Member may not withdraw as a Managing Member if, in the judgment of the REIT Managing Member, the withdrawal would cause a default under any existing loan taken in connection with the Portfolio. The REIT Managing Member may not transfer any of its Membership Interests except in connection with (i) a transaction permitted under Section 9.02(b), (ii) any merger (including a triangular merger), consolidation or other combination with or into another Person following the consummation of which the equity holders of the surviving entity are substantially identical to the members of the REIT Managing Member immediately prior to the consummation, (iii) a transfer to any Person that is a successor to the REIT Managing Member, (iv) a transfer to any subsidiary of the REIT Managing Member, (v) any transaction or series of related or similar transactions (each a “Separation Transaction”) in which the Membership Interests of the REIT Managing Member or any of its subsidiaries are transferred to one or more subsidiaries of the REIT Managing Member with a view to the distribution of the ownership interests of the transferee subsidiary or subsidiaries to the holders of limited liability company interests associated with the REIT Member, or (vi) as otherwise expressly permitted under this Agreement, nor shall the REIT Managing Member withdraw as a Managing Member except in connection with a transaction permitted under Section 9.02(b) or any merger, consolidation, or other combination permitted under clause (ii) of this Section 9.02(a). Any transferee of the entire Membership Interest of the REIT Managing Member pursuant to this Section 9.02(a) shall automatically become, without further action or consent of any Members, the REIT Managing Member, subject to all the rights, privileges, duties and obligations of the REIT Managing Member under this Agreement. Upon any Transfer permitted by this Section 9.02(a), the transferor Member shall be relieved of all its obligations under this Agreement. The provisions of Section 9.03 and Section 9.04 hereof shall not apply to any Transfer permitted by this Section 9.02(a).

(b)          Notwithstanding Section 9.02(a) above, the REIT Managing Member may, without the consent of the Members, transfer any or all of its Membership Interest or permit the transfer of interests in itself in connection with any merger or sale of all or substantially all of the assets or shares of the REIT Managing Member, or any third-party purchase offer, tender offer or exchange offer in respect of the REIT Member’s common shares.

Section 9.03. Transfer of Members’ Membership Interests.

(a)          No Member shall Transfer all or any portion of its Membership Interest to any transferee (i) without the written consent of the REIT Managing Member, which consent may be withheld in its sole and absolute discretion, or (ii) other than to a Permitted Transferee.

(b)          Without limiting the generality of Section 9.03(a) hereof, it is expressly understood and agreed that the REIT Managing Member will not consent to any Transfer of all or any portion of any Membership Interest pursuant to Section 9.03(a) above unless such Transfer meets each of the following conditions:

(i)            The transferee in such Transfer assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Membership Interest; provided, that no such Transfer (unless made pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the REIT Managing Member, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Membership Interest shall be subject to any and all ownership limitations contained in the REIT Member’s LLC Agreement that may limit or restrict such ownership interest in the REIT Member. Any transferee, whether or not admitted as a substituted member as provided for in Section 9.05 hereof (and when admitted as such, referred to as a “Substituted Member”), shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 9.05 hereof.

(ii)           Such Transfer is effective as of the first day of a fiscal quarter of the Company.

(c)           If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(d)           In connection with any proposed Transfer of a Member Interest other than to a Permitted Transferee, the REIT Managing Member shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Company or the Membership Interests Transferred, and, in connection with any proposed Transfer of a Member Interest to a Permitted Transferee, the REIT Managing Member shall have the right to receive written confirmation from such Permitted Transferee of its status as an accredited investor (within the meaning of Regulation D under the Securities Act) and other factual matters for purposes of verifying that the proposed Transfer may be effected without registration under the Securities Act.

(e)           No Transfer by a Member of its Membership Interests (excluding any acquisition of the Reliance Member’s Membership Units by the Company or the REIT Managing Member) may be made to or by any person (including a Transfer to a Permitted Transferee), without the consent of the REIT Managing Member in its sole discretion, if (A) (i) in the opinion of legal counsel for the Company, there is a significant risk that it would result in the Company being treated as an association taxable as a corporation or would result in a termination of the Company under Code Section 708, (ii) such Transfer would be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704, (iii) such Transfer would result in the Company being unable to qualify for one or more of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”) or (iv) in the opinion of legal counsel for the Company, there is a risk that such transfer would adversely affect the ability of the REIT Member to continue to qualify as a REIT or subject the REIT Member to any additional taxes under Code Section 857 or Code Section 4981, or (B) in the judgment of the REIT Managing Member, the Transfer would cause a default under the existing loans taken in connection with the Portfolio.

Section 9.04. Substituted Members.

(a)          A transferee of the interest of a Member pursuant to a Transfer consented to by the REIT Managing Member pursuant to Section 9.03(a) may be admitted as a Substituted Member only with the consent of the REIT Managing Member, which consent may be given or withheld by the REIT Managing Member in its sole and absolute discretion. A transferee of the interest of a Member to a Permitted Transferee shall be admitted as a Substituted Member provided that such Permitted Transferee complies with the provisions of clauses (i), (ii) and (iii) below. The failure or refusal by the REIT Managing Member to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or the REIT Managing Member. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the REIT Managing Member (i) evidence of acceptance, in form and substance satisfactory to the REIT Managing Member, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee, and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the REIT Managing Member, to effect such Assignee’s admission as a Substituted Member.

(b)          A transferee who has been admitted as a Substituted Member in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

(c)          Upon the admission of a Substituted Member, the REIT Managing Member shall be authorized to amend the books and records of the Company to reflect the name, address and number of Membership Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Membership Units of the predecessor of such Substituted Member.

Section 9.05. Assignees. If the REIT Managing Member, in its sole and absolute discretion, does not consent to the admission of any transferee of any Membership Interest as a Substituted Member in connection with a transfer permitted by the REIT Managing Member pursuant to Section 9.03(a), such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited liability company interest under the Act, including the right to receive distributions from the Company and the share of net income, net losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Membership Units assigned to such transferee and the rights to Transfer the Membership Units only in accordance with the provisions of this Article XI, but shall not be deemed to be a holder of Membership Units for any other purpose under this Agreement, and shall not be entitled to vote with respect to such Membership Units on any matter presented to the Members for approval (such right, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further assignment of any such Membership Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Member desiring to make an assignment of Membership Units.

Section 9.06. Managing Provisions.

(a)          No Member may withdraw from the Company other than as a result of a permitted Transfer of all of such Member’s Membership Units in accordance with this Article XI, with respect to which the transferee becomes a Substituted Member, and/or pursuant to any Membership Unit designation.

(b)          Any Member who shall Transfer all of its Membership Units in a Transfer (i) consented to by the REIT Managing Member pursuant to this Article XI where such transferee was admitted as a Substituted Member, (ii) to the REIT Managing Member or (iii) to a Permitted Transferee, shall cease to be a Member.

(c)          If any Membership Unit is Transferred in compliance with the provisions of this Article XI, or acquired by the REIT Managing Member pursuant to Section 9.06 hereof, on any day other than the first day of a Company Year, then net income, net losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Membership Unit for such Company Year shall be allocated to the transferor Member or to the transferee Member, by taking into account their varying interests during the Company Year in accordance with Code Section 706(d) and the corresponding Regulations, using the “interim closing of the books” method or another permissible method selected by the REIT Managing Member (unless the REIT Managing Member in its sole and absolute discretion elects to adopt a daily, weekly or monthly proration period, in which case net income or net loss shall be allocated based upon the applicable method selected by the REIT Managing Member). All distributions of Available Cash attributable to such Membership Unit with respect to which the Company Record Date is before the date of such Transfer or assignment shall be made to the transferor Member and all distributions of Available Cash thereafter attributable to such Membership Unit shall be made to the transferee Member.

(d)          In no event may any Transfer or assignment of a Membership Interest by any Member be made (i) to any person or entity who lacks the legal right, power or capacity to own a Membership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Membership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Membership Interest; (iv) in the event that such Transfer would cause the Company to cease to comply with the REIT Requirements; (v) except with the consent of the REIT Managing Member, if such Transfer, in the opinion of counsel to the Company or the REIT Managing Member, would create a significant risk that such transfer would cause a termination of the Company for federal or state income tax purposes; (vi) if such Transfer would, in the opinion of legal counsel to the Company, cause the Company to cease to be classified as a partnership for federal income tax purposes ; (vii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); unless an applicable exemption exists; (viii) without the consent of the REIT Managing Member, to any benefit plan investor within the meaning of Department of Labor Regulations Section 2510.3-101(f); (ix) if such Transfer would, in the opinion of legal counsel to the Company or the REIT Managing Member, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (x) if such Transfer requires the registration of such Membership Interest pursuant to any applicable federal or state securities laws; (xi) except with the consent of the REIT Managing Member, if such transfer would be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704, could cause the Company to become a “publicly traded partnership” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code, or could cause the Company to fail one or more of the Safe Harbors; (xii) if such Transfer causes the Company (as opposed to the Company) to become a reporting company under the Exchange Act; (xiii) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; or (xiv) if such transfer could cause a default under the Existing Loan.

Section 9.07. Admission of Additional Members.

(a)          Notwithstanding anything to the contrary in this Section 9.07, no Person shall be admitted as an Additional Member without the consent of the REIT Managing Member, which consent may be given or withheld in the REIT Managing Member’s sole and absolute discretion. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the REIT Managing Member to such admission.

(b)          If any Additional Member is admitted to the Company on any day other than the first day of a Company Year, then net income, net losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Members and Assignees for such Company Year shall be allocated pro rata among such Additional Member and all other Members and Assignees by taking into account their varying interests during the Company Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the REIT Managing Member. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Member occurs shall be allocated among all the Members and Assignees including such Additional Member, in accordance with the principles described in Section 9.06(c) hereof. All distributions of Available Cash with respect to which the Company Record Date is before the date of such admission shall be made solely to Members and Assignees other than the Additional Member, and all distributions of Available Cash thereafter shall be made to all the Members and Assignees including such Additional Member.

Section 9.08. Amendment of Agreement and Certificate of Limited Company. For the admission to the Company of any Member, the REIT Managing Member shall be authorized to take all steps necessary and appropriate under the Act to amend the records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement.

Section 9.09. Limit on Number of Members. Unless otherwise permitted by the REIT Managing Member, no Person shall be admitted to the Company as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members that would cause the Company to become a reporting company under the Exchange Act.

Section 9.10. Admission. A Person shall be admitted to the Company as a Member of the Company only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Company as an Additional Member.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 10.01. Dissolution. The Company shall not be dissolved by the admission of Additional Members or by the admission of a successor Managing Member in accordance with the terms of this Agreement. Upon the withdrawal of a Managing Member, any successor Managing Member shall continue the business of the Company without dissolution. However, the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

(a)          a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that a Managing Member is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against a Managing Member, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, any remaining Managing Member and a Majority in Interest of the remaining Members agree in writing, in their sole and absolute discretion, to continue the business of the Company and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor Managing Member;

(b)          an election to dissolve the Company made by the REIT Managing Member and the Reliance Managing Member in their sole and absolute discretion.

(c)          entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act;

(d)          the Incapacity or withdrawal of both Managing Members, unless all of the remaining Members in their sole and absolute discretion agree in writing to continue the business of the Company and to the appointment, effective as of a date prior to the date of such Incapacity, of a substitute Managing Members.

Section 10.02. Winding Up.

(a)          Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members. After the occurrence of a Liquidating Event, no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The REIT Managing Member and the Reliance Managing Member or, in the event that there is no remaining Managing Member or the Managing Members have both dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by Holders of a majority in interest of the remaining Members (a Managing Member or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the REIT Managing Member, include shares of stock in the REIT Managing Member) shall be applied and distributed in the following order:

(i)            First, to the satisfaction of all of the Company’s Debts and liabilities to creditors other than the Members and their Assignees (whether by payment or the making of reasonable provision for payment thereof);

(ii)           Second, to the satisfaction of all of the Company’s Debts and liabilities to the Managing Members (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements;

(iii)          Third, to the satisfaction of all of the Company’s Debts and liabilities to the other Members and any Assignees (whether by payment or the making of reasonable provision for payment thereof); and

(iv)          The balance, if any, to the Members in accordance with the provisions of Section 4.02 hereof.

The Managing Members shall not receive any additional compensation for any services performed pursuant to this Article X.

(b)           Notwithstanding the provisions of Section 10.02(a) hereof that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.02(a) hereof, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)           In the event that the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article X to the Members and Assignees that have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, positive Capital Account balances. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs) (a “Capital Account Deficit”), such Member shall not be required to make any contribution to the capital of the Company with respect to such Capital Account Deficit and such Capital Account Deficit shall not be considered a debt owed to the Company or any other person for any purpose whatsoever.

(d)           Notwithstanding the foregoing, if the REIT Managing Member has a Capital Account Deficit, the REIT Managing Member shall contribute to the capital of the Company the amount necessary to restore such Capital Account Deficit balance to zero; and the second sentence of Section 10.02(c) shall not apply with respect to any other Member to the extent, but only to the extent, that such Member previously has agreed in writing, with the consent of the REIT Managing Member and the Reliance Managing Member, to undertake an express obligation to restore all or any portion of a deficit that may exist in its Capital Account upon a liquidation of the Company. Any contribution required of a Member under this Section 10.02(d) shall be made on or before the later of (i) the end of the Company Year in which the interest is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation.

(e)           In the sole and absolute discretion of the REIT Managing Member and the Reliance Managing Member or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article X may be:

(i)            distributed to a trust established for the benefit of the Managing Members and the other Members for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Members arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Managing Members and the other Members, from time to time, in the reasonable discretion of the Managing Members or the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the REIT Managing Member and the Reliance Managing Member and the other Members pursuant to this Agreement; or

(ii)           withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided, that such withheld or escrowed amounts shall be distributed to the Managing Members and other Members in the manner and order of priority set forth in Section 10.02(a) hereof as soon as practicable.

Section 10.03. Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article X, in the event that the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Company’s Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged and the Company’s affairs shall not be wound up. Instead, for federal income tax purposes the Company shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and, immediately thereafter, distributed interests in the new partnership to the Members in accordance with their respective Capital Accounts in liquidation of the Company, and the new partnership is deemed to continue the business of the Company. Nothing in this Section 10.03 shall be deemed to have constituted any Assignee as a Substituted Member without compliance with the provisions of Section 9.04 hereof.

Section 10.04. Rights of Members. Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member (other than any Member who holds Membership Units granted a priority designation in accordance with the provisions of this Agreement) shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 10.05. Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Members pursuant to Section 10.01 hereof, result in a dissolution of the Company, the REIT Managing Member and the Reliance Managing Member shall, within 30 days thereafter, provide written notice thereof to each of the Members and, in the REIT Managing Member’s and the Reliance Managing Member’s sole and absolute discretion or as required by the Act, to all other parties with whom the Company regularly conducts business (as determined in the sole and absolute discretion of the REIT Managing Member and the Reliance Managing Member), and the Managing Members may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the sole and absolute discretion of the REIT Managing Member and the Reliance Managing Member).

Section 10.06. Cancellation of Certificate of Limited Company. Upon the completion of the liquidation of the Company cash and property as provided in Section 10.02 hereof, the Company shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Company as a foreign limited liability company or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Company shall be taken.

Section 10.07. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.02 hereof, in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Member or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including by telecopy, facsimile, or commercial courier service) to the Member or Assignee at the address of which the Member shall notify the REIT Managing Member and the Reliance Managing Member in writing.

Section 11.02. Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.

Section 11.03. Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 11.04. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 11.05. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.06. Waiver.

(a)          No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(b)          The restrictions, conditions and other limitations on the rights and benefits of the Members contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Members, are for the benefit of the Company and, except for an obligation to pay money to the Company, may be waived or relinquished by the REIT Managing Member and the Reliance Managing Member, in their sole and absolute discretion, on behalf of the Company in one or more instances from time to time and at any time.

Section 11.07. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 11.08. Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

Section 11.09. Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Members with respect to the subject matter of this Agreement and the rights, interests and obligations of the Members with respect to the Company.

Section 11.10. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 11.11. Limitation to Preserve REIT Qualification. Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Company to the REIT Managing Member, the Company or their officers, directors, members, managers, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the REIT Member for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the REIT Managing Member in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Company Year so that the REIT Payments, as so reduced, for or with respect to the REIT Member, shall not exceed the lesser of:

(i)            an amount equal to the excess, if any, of (x) 4.9% of the REIT Member’s total gross income (but excluding the amount of any REIT Payments) for the Company Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (y) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Member from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or

(ii)           an amount equal to the excess, if any, of (x) 24% of the REIT Member’s total gross income (but excluding the amount of any REIT Payments) for the Company Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (y) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Member from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments); provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the REIT Managing Member, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the REIT Member’ ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Company Year as a consequence of the limitations set forth in this Section 11.11, such REIT Payments shall carry over and shall be treated as arising in the following Company Year. The purpose of the limitations contained in this Section 11.11 is to prevent the REIT Member from failing to qualify as a REIT under the Code by reason of the REIT Member’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Company, and this Section 11.11 shall be interpreted and applied to effectuate such purpose.

Section 11.12. No Partition. No Member nor any successor-in-interest to a Member shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Member, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Members that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 11.13. No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Members, inter se; and no other person, firm or entity shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement; provided however, that this Agreement shall inure to the benefit of (i) the Company, (ii) the Indemnitees, (iii) Substituted Members and (iv) Additional Members, all as and to the extent provided in this Agreement. No creditor or other third party having dealings with the Company (other than as expressly set forth herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans to the Company or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or any of the Members. Other than as expressly set forth herein with respect to Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

[Signature page follows]

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been executed as of the date first written above.

RELIANCE REAL ESTATE TRUST, LLC	RELIANCE JOINT VENTURE, LLC

By:	By:

Name:	Name:

Title:	Title: